Exhibit 10.8

Individual Registered Shareholders’ Undertakings

To: Board of Directors of Jianzhi Education Technology Group Company Limited (hereinafter referred to as the “Pre-IPO Company”)

Cc:

Jianzhi Century Technology (Beijing) Co., Ltd. (hereinafter referred to as “Jianzhi Beijing”)

Beijing Sentu Education Technology Co., Ltd. (hereinafter referred to as “Sentu Education”)

Beijing Rongde Times Investment Management Co., Ltd. (hereinafter referred to as “Rongde Times”)

Beijing Zhongsi Zhida Investment Management Co., Ltd. (hereinafter referred to as “Zhongsi Zhida”)

Li Meiliang

Li Jinbiao

I, [name of individual shareholder], (i) am a natural person shareholder [of [name of an entity] (hereinafter referred to as “[Entity 1]”), holding [percentage]% equity of [Entity 1] and [Entity 1]] directly holding [percentage]% equity of Sentu Education; and (ii) have entered the Voting Rights Proxy Agreement, Exclusive Call Option Agreement, Exclusive Assets Option Agreement and Equity Pledge Agreement (above agreements and any subsequent written modifications, additions or confirmations (if any) made thereto by the Parties hereto are collectively referred to as the “Related VIE Agreements of Sentu Education” with Jianzhi Century Technology (Beijing) Co., Ltd. (hereinafter referred to as “Jianzhi Beijing”) and other direct and indirect shareholders of Sentu Education on June 26, 2018.

In order to promote and complete the listing of the shares of the Pre-IPO Company on the main board of the Stock Exchange of Hong Kong Limited, I hereby confirm and irrevocably undertake:

1.	Undertaking on death or other contingencies

With regard to any equity of Sentu Education [indirectly held by me through [Entity 1] / directly held by me] and all the rights and interests attached thereto (collectively referred to as “Relevant Equity”), I irrevocably confirm and agree that the relevant equity held by me will not be revoked, reduced, invalid or otherwise adversely changed as a result of my death, incapacity, limitation of capacity or other circumstances in the future which render me no longer able to perform my obligations under Related VIE Agreements of Sentu Education, and that the above-mentioned relevant equity held by me and all the rights attached thereto will be transferred free of charge and without any conditions to the Jianzhi Beijing or natural person or legal person designated by Jianzhi Beijing to the extent permitted by the laws of the PRC. Meanwhile, all the rights and obligations enjoyed and assumed by me directly or indirectly in Sentu Education shall continue to be enjoyed and assumed by the designated natural person or legal person.

2.	Confirmation and Undertaking on Divorce Matters

(1)	I confirm that the above-mentioned relevant equity and all the rights and interests attached to are not joint property of husband and wife, and that my spouse does not own and cannot control such property;

(2)	My spouse is fully aware of and agrees my execution of the Related VIE Agreements of Sentu Education. In particular, my spouse fully knows and independently and irrevocably agrees to the provisions of the Related VIE Agreements of Sentu Education as to the limitation, pledge, transfer or other disposition in any form by me in respect of the said relevant equity and all interests attached thereto;

(3)	My spouse has promised not to be involved in the operation, management, liquidation and dissolution of [Entity 1 / Sentu Education] and its directly and indirectly held or controlled entities in the past, present and future;

(4)	I shall not be affected by my spouse in the direct or indirect operation and management and other voting matters of [[Entity 1] and] Sentu Education through my holding of the above relevant equity; and

(5)	In case of divorce between myself and my spouse, I will take all actions to ensure the fulfillment of the Related VIE Agreements of Sentu Education. I undertake not to do any act or action which may be inconsistent with the purpose or intent of the Related VIE Agreements of Sentu Education.

3.	Confirmation and Undertaking on Conflicts of Interest

(1)	I will not take any actions or omissions that may be contrary to the purpose or intention of the Related VIE Agreements of Sentu Education, which may lead to the conflict of interests between myself or Sentu Education and the Pre-IPO Company and its subsidiaries.

(2)	In case of any conflict of interest between myself and the Pre-IPO Company or its subordinate companies when performing the Related VIE Agreements of Sentu Education, I will act according to the principle of giving priority to the interests of the Pre-IPO Company or its subordinate companies, safeguard the legitimate interests of Jianzhi Beijing under the Related VIE Agreements of Sentu Education and obey the instructions of the Pre-IPO Company.

(3)	In any case, I will strictly abide by all provisions under the Related VIE Agreements of Sentu Education.

4.	I further agree and confirm that any oral or written information in connection with the Letter of Undertaking belongs to confidential information. I will keep confidential all such information and will not disclose any relevant information to any third party without the written consent of the Pre-IPO Company, except that: (a) such information is or will be publicly known (not for the disclosure of the receiving Party); (b) such information is required to be disclosed by applicable laws, rules or regulations of any stock exchange, or requirement or order of a government sector, court, arbitration institution or other regulatory authorities; or (c) such information is disclosed to a legal or financial adviser or other professional advisors in connection with the matters stipulated herein and such legal or financial adviser or other professional advisors shall be subject to the duty of confidentiality similar to this Article. I agree that the Article shall remain in force and effect regardless of whether the Letter of Undertaking is invalid, or modified, dissolved or terminated for any reason, or rendered inoperable.

5.	The execution, effectiveness, interpretation, performance, amendment and termination of the Letter of Undertaking and the resolution of disputes hereunder shall be governed by the officially published and publicly available laws of the People’s Republic of China. Matters not covered in the officially published and publicly available laws of the People’s Republic of China shall be governed by the principles and practices of international law.

6.	In case of any dispute arising out of the interpretation and performance of the Letter of Undertaking, I agree to solve it through consultation. In case no settlement can be reached within 30 days after either Party in dispute requests to resolve the it through consultation, I agree that the dispute may be submitted to China International Economic and Trade Arbitration Commission (CIETAC) for arbitration in accordance with the arbitration rules of CIETAC then effective. The arbitration shall take place in Beijing. The arbitration proceedings shall be conducted in Chinese. The arbitration award shall be final and binding on me.

In case of any dispute arising out of the interpretation and performance of the Letter of Undertaking, or any pending arbitration, I undertake to continue to exercise my rights and perform my obligations hereunder, except for the matters in dispute.

If, at any time after the execution of the Letter of Undertaking, any Chinese laws, regulations or rules are promulgated or changed, or the interpretation or application of such laws, regulations or rules is changed, the following provisions shall apply: (a) If the change of laws or newly promulgated regulations are more favorable to the Pre-IPO Company or Jianzhi Beijing than the relevant laws, regulations, decrees or regulations in effect on the execution of the Letter of Undertaking (without significant adverse effect to the other parties), I agree to change the Letter of Undertaking in time so that the Pre-IPO Company or Jianzhi Beijing can obtain the benefits brought by the change or new regulations; Or, I should apply or assist in applying in time to enable the Pre-IPO Company or Jianzhi Beijing to obtain the benefits brought by the change or new regulations. I undertake to do my best; (b) If the economic interests of Pre-IPO Company or Jianzhi Beijing under the Related VIE Agreements of Sentu Education are adversely affected, directly or indirectly, by such legal changes or newly enacted provisions, I shall use all lawful means to obtain an exemption from compliance with such changes or provisions and use my best efforts to continue the execution of the Letter of Undertaking in accordance with its original terms. If the adverse impact on the economic interests of the Pre-IPO Company or Jianzhi Beijing cannot be solved in accordance with the provisions of the Letter of Undertaking, I will make all necessary amendments to the Letter of Undertaking as permitted by Chinese laws to maintain the economic interests of the Pre-IPO Company or Jianzhi Beijing under the Letter of Undertaking; And (c) If any of the aforesaid legal changes or newly enacted provisions render the existence or performance of the terms of the Letter of Undertaking illegal or conflict with such Chinese laws, I shall do my best to take all necessary actions immediately on the premise of being practical and feasible according to the requirements of the Pre-IPO Company or Jianzhi Beijing, so as to keep the Letter of Undertaking valid, or realize the intention and purpose of the Letter of Undertaking in other ways that are appropriate, enforceable and most similar.

Subject to the provisions of Chinese laws, the arbitral tribunal may order indemnity, injunctive relief (including but not limited to the need for conducting business or compulsory transfer of assets) for my equity rights and interests. After the arbitration award takes effect, either Party shall be entitled to apply to a competent court for enforcement of the arbitration award. Subject to the provisions of Chinese laws, upon the request of a disputing party, the court with jurisdiction shall be entitled to provide temporary relief measures to the disputing party while waiting for the formation of the arbitration tribunal or under other appropriate circumstances permitted by law as a property preservation or enforcement measure. Subject to the provisions of Chinese laws, (i) Hong Kong, (ii) Cayman Islands, and (iii) the registered place of Sentu Education (that is, Beijing, China); And (iv) the court where the ultimate controlling shareholder or Sentu Education’s main assets are located has jurisdiction over the aforesaid purposes.

The Letter of Undertaking shall come into effect immediately upon my signature and remain valid.

It is hereby undertaken as above.

(No text below)

(This page is the signature page of the Individual Registered Shareholders’ Undertakings without texts)

By:
Date: